Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-183989

January 6, 2014

FedEx Corporation

Final Term Sheet

$750,000,000 4.000% Notes due 2024

$500,000,000 4.900% Notes due 2034

$750,000,000 5.100% Notes due 2044

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$750,000,000 4.000% Notes due 2024 (the “Notes due 2024”)
$500,000,000 4.900% Notes due 2034 (the “Notes due 2034”)
$750,000,000 5.100% Notes due 2044 (the “Notes due 2044”)

Principal Amount:	Notes due 2024: $750,000,000
Notes due 2034: $500,000,000
Notes due 2044: $750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	January 6, 2014

Settlement Date (T+3):	January 9, 2014

Maturity Date:	Notes due 2024: January 15, 2024
Notes due 2034: January 15, 2034
Notes due 2044: January 15, 2044

Interest Payment Dates:	Notes due 2024: Semi-annually on each January 15 and July 15, commencing July 15, 2014

Notes due 2034: Semi-annually on each January 15 and July 15, commencing July 15, 2014

Notes due 2044: Semi-annually on each January 15 and July 15, commencing July 15, 2014

Optional Redemption:	Notes due 2024: Make-whole call at T+15 basis points
Notes due 2034: Make-whole call at T+15 basis points
Notes due 2044: Make-whole call at T+20 basis points

Treasury Benchmark:	Notes due 2024: UST 2.750% due November 15, 2023
Notes due 2034: UST 3.625% due August 15, 2043
Notes due 2044: UST 3.625% due August 15, 2043

Benchmark Yield:	Notes due 2024: 2.971%
Notes due 2034: 3.911%
Notes due 2044: 3.911%

Spread to Benchmark:	Notes due 2024: 105 basis points
Notes due 2034: 100 basis points
Notes due 2044: 120 basis points

Reoffer Yield:	Notes due 2024: 4.021%
Notes due 2034: 4.911%
Notes due 2044: 5.111%

Coupon:	Notes due 2024: 4.000% per annum
Notes due 2034: 4.900% per annum
Notes due 2044: 5.100% per annum

Price to Public:	Notes due 2024: 99.828% of Principal Amount
Notes due 2034: 99.860% of Principal Amount
Notes due 2044: 99.831% of Principal Amount

CUSIP / ISIN:	Notes due 2024: 31428X AY2 / US31428XAY22
Notes due 2034: 31428X AX4 / US31428XAX49
Notes due 2044: 31428X AW6 / US31428XAW65

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
Fifth Third Securities, Inc.
FTN Financial Securities Corp
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Standard Chartered Bank
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s preliminary prospectus supplement dated January 6, 2014 and accompanying prospectus dated September 19, 2012 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, (ii) Goldman, Sachs & Co. toll-free at 1-866-471-2526 or by e-mailing prospectus-ny@ny.email.gs.com or (iii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.